As filed with the Securities and Exchange Commission on June 6, 2008

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

RSC HOLDINGS INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	7359	22-1669012
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification No.)
6929 E. Greenway
Scottsdale, AZ 85254
(480) 905-3300
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

RSC HOLDINGS INC. AMENDED AND RESTATED STOCK INCENTIVE PLAN
(full title of the plan)

Kevin J. Groman, Esq.
Senior Vice President, General Counsel and Corporate Secretary
RSC Holdings Inc.
6929 E. Greenway
Scottsdale, AZ 85254
(480) 905-3300
(Name, address, including zip code, and telephone number, including area code, of agent for service)

     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Class of Securities	Amount	Offering Price Per	Aggregate Offering	Registration Fee
To Be Registered	To Be Registered (1)	Share (2)	Price (2)	(2)
Common Stock, no par value per share (1)	3,600,000	$11.14	$40,104.00	$1576.09

(1)	The number of shares being registered represent shares issuable under the RSC Holdings Inc. Amended and Restated Stock Incentive Plan and, pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable under the applicable plan by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and (c) under the Securities Act of 1933, as amended. The price per share and aggregate offering price for the shares of our common stock set forth in this Registration Statement are calculated on the basis of the average of the high and low trading prices of our common stock, as reported on the New York Stock Exchange on June 5, 2008.

Part I
Information Required in the Section 10(a) Prospectus
     All information required by Part I to be contained in the prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”).
Part II
Information Required in the Registration Statement
Item 3. Incorporation of Certain Documents by Reference.
     The following document was previously filed with the Securities and Exchange Commission (the “Commission”) by RSC Holdings Inc. (the “Company”) and is incorporated herein by reference: Registration Statement filed on Form S-8 No. 333-143175.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Kevin J. Groman, Esq., Senior Vice President, General Counsel and Corporate Secretary of the Company will pass upon the validity of the shares of common stock of the Company that may be offered under the RSC Holdings Inc. Amended and Restated Stock Incentive Plan. As of the date hereof, Mr. Groman held 69,000 shares of common stock of the Company, as well as options to purchase an additional 306,528 shares of common stock of the Company.
Item 6. Indemnification of Directors and Officers.
     The Company’s certificate of incorporation provides that no director will be personally liable to the Company or the Company’s stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that this limitation on or exemption from liability is not permitted by the Delaware General Corporation Law and any amendments to that law.
     The principal effect of the limitation on liability provision is that a stockholder will be unable to prosecute an action for monetary damages against a director unless the stockholder can demonstrate a basis for liability for which indemnification is not available under the Delaware General Corporation Law. This provision, however, does not eliminate or limit director liability arising in connection with causes of action brought under the federal securities laws. The Company’s certificate of incorporation does not eliminate the directors’ duty of care. The inclusion of this provision in the Company’s certificate of incorporation may, however, discourage or deter stockholders or management from bringing a lawsuit against directors for a breach of their fiduciary duties, even though such an action, if successful, might otherwise have benefited the Company and its stockholders. This provision should not affect the availability of equitable remedies such as injunction or rescission based upon a director’s breach of the duty of care.
     The Company’s certificate of incorporation provides that the Company is required to indemnify and advance expenses to its directors to the fullest extent permitted by law, except in the case of a proceeding instituted by the director without the approval of the Company’s Board of Directors.
     The Company’s by-laws provide that the Company is required to indemnify its directors and officers, to the fullest extent permitted by law, for all judgments, fines, settlements, legal fees and other expenses incurred in connection with pending or threatened legal proceedings because of the director’s or officer’s position with the Company or another entity that the director or officer serves at the Company’s request, subject to various conditions, and to advance funds to the directors and officers to enable them to defend against such proceedings. To receive indemnification, the director or officer must have been successful in the legal proceeding or have acted in good faith and in what was reasonably believed to be a lawful manner in the Company’s best interest and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.
     The Company has entered into an indemnification agreement with each of the directors and certain officers of the Company. The indemnification agreement will provide the Company’s directors and certain of its officers with contractual rights to the indemnification and expense advancement rights provided under the Company’s by-laws, as well as contractual rights to additional indemnification as provided in the indemnification agreement.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.
     The exhibits accompanying this Registration Statement on Form S-8 are listed on the accompanying Exhibit Index and are incorporated herein by reference.
Item 9. Undertakings.
          (a) The undersigned registrant hereby undertakes:
               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
                    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
                    (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
                    (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
               (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
          (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona, on June 6, 2008.

RSC HOLDINGS INC.
By:	/s/ Kevin J. Groman
	Name:	Kevin J. Groman
	Title:	Senior Vice President, General Counsel and Corporate Secretary

POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, the person whose signature appears below constitutes and appoints Erik Olsson, David Mathieson and Kevin J. Groman jointly and severally, as his true and lawful attorney-in-fact and agent, acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-8 of RSC Holdings Inc. and any or all amendments (including post-effective amendments) thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and reform each and every act and thing requisite or necessary to be done in and about the premises, as such person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Erik Olsson	Chief Executive Officer, President	June 6, 2008
Erik Olsson	and Director
(Principal Executive Officer)

/s/ David Mathieson	Senior Vice President and Chief Financial Officer	June 6, 2008
David Mathieson	(Principal Financial and
Principal Accounting Officer)

/s/ Denis J. Nayden	Chairman of the Board, Director	June 6, 2008

Denis J. Nayden

/s/ Timothy Collins	Director	June 6, 2008

Timothy Collins

/s/ Edward Dardani	Director	June 6, 2008

Edward Dardani

/s/ Douglas Kaden	Director	June 6, 2008

Douglas Kaden

/s/ Pierre E. Leroy	Director	June 6, 2008

Pierre E. Leroy

/s/ Christopher Minnetian	Director	June 6, 2008

Christopher Minnetian

/s/ John R. Monsky	Director	June 6, 2008

John R. Monsky

Signature	Title	Date

/s/ James H. Ozanne	Director	June 5, 2008

James H. Ozanne

/s/ Donald C. Roof	Director	June 6, 2008

Donald C. Roof

/s/ Scott Spielvogel	Director	June 6, 2008

Scott Spielvogel

/s/ Donald Wagner	Director	June 6, 2008

Donald Wagner

INDEX TO EXHIBITS TO REGISTRATION STATEMENT ON FORM S-8

Exhibits

4.1	Amended and Restated Certificate of Incorporation of RSC Holdings Inc. incorporated by reference to Exhibit 3.1 to RSC Holdings Inc.’s Quarterly Report on Form 10-Q, dated August 2, 2007 (File No. 001-33485).

4.2	Form of By-laws of RSC Holdings Inc. Incorporated by reference to Exhibit 3.2 to RSC Holdings Inc.’s Quarterly Report on Form 10-Q, dated August 2, 2007 (File No. 001-33485).

4.3	Form of certificate for the Common Stock of RSC Holdings Inc., no par value, incorporated by reference to Exhibit 4.10 to RSC Holdings Inc.’s Form S-1, dated February 13, 2007 (File No. 333-140644).

5.1	Opinion of Kevin J. Groman, Esq.

23.1	Consent of KPMG LLP.

23.2	Consent of Kevin J. Groman, Esq. (included in Exhibit 5.1).

24.1	Power of Attorney (contained on signature page)

99.1	RSC Holdings Inc. Amended and Restated Stock Incentive Plan incorporated by reference to Exhibit B to the Company’s Definitive Proxy Statement filed with the Securities and Exchange Commission on April 18, 2008.